Breisach Cordell PLLC
5335 Wisconsin Ave. NW, Suite 440
Washington, DC 20015
Lisa Chandler Cordell
lcordell@breicorlaw.com
D: 202-751-2702

September 7, 2017

Marlene H. Dortch
Secretary, Office of the Secretary
Federal Communications Commission
445 Twelfth Street, SW
Room TW-A325
Washington, DC 20554

Re: Hammer Fiber Optics Investments, Ltd.
***Ex Parte* Notice**

Expanding Flexible Use in Mid-Band Spectrum Between 3.7 & 24 GHz
GN Docket No. 17-183

Use of Spectrum Bands Above 24 GHz for Mobile Radio Services
GN Docket No. 14-177
IB Docket No. 15-256
RM-11664
WT Docket No. 10-112
IB Docket No. 97-95

Application of Verizon Communications Inc. and Straight Path Communications Inc. for Transfer of Control of Licenses
ULS File No. 0007783428

Dear Ms. Dortch:

On behalf of Hammer Fiber Optics Investments, Ltd. ("Hammer"), we submit this *ex parte* notice of our meeting on September 5, 2017, with those members of the Wireless Telecommunications Bureau copied on this letter. Lisa Chandler Cordell of Breisach Cordell PLLC, along with Mark Stogdill, Hammer's Chief Executive Officer, attended this meeting.

As outlined in more detail in the enclosed materials distributed at the meeting, we discussed Hammer's innovative hybrid fiber/wireless system that recently launched using leased LMDS spectrum to provide triple-play service. In addition, we explained how Hammer and its unique technology are working to help bridge the digital divide with service to underserved and unserved areas, as well as to provide a competitive broadband service to large incumbent providers that presently dominate the broadband market. This is important as the Commission has before it proceedings that look to makes changes to various spectrum bands to allow for 5G technology, as well as applications that, if granted, will entrust an already dominant provider

with control over LMDS and other wireless licenses that currently are the subject of Spectrum Manager Leasing Arrangements.

Please let us know if you have any questions or concerns.

Sincerely,

Lisa Chandler Cordell

Lisa Chandler Cordell
Attorney for Hammer Fiber Optics Investments, Ltd.

Enclosures

cc: Nese Guendelsberger, Deputy Chief, WTB
Mary Claire York, Legal Advisor, WTB
Blaise Scinto, Chief, Broadband Division, WTB
John Schauble, Deputy Chief, Broadband Division, WTB
Elizabeth McIntyre, Deputy Chief, Competition and Infrastructure Policy Division, WTB
Linda Ray, Special Counsel, Broadband Division, WTB
Simon Banyai, Attorney-Advisor, Broadband Division, WTB
Jiaming Shang, Attorney-Advisor, Competition and Infrastructure Policy Division, WTB

cc: Hammer Fiber Optics Investments, Ltd.

EXCLUSIVE US DISTRIBUTOR


Base Station Equipment
Customer Premises
HAMMER wireless
Point-to-Multipoint Connection at 28Ghz over 10Km Circumference
Satellite Dish
POC
Point to Point Connection
Cable Modem
Central Transmission Hub
Multiplexers
DOCSIS CMTS
Internet WL Modulator
Control Server
Content Delivery Node
Set Top Box
HDTV
Computer
IP/Analogue Phone/Fax
ISP Services
PSTN
Analogue/Digital TV and Radio
WWW


WHAT ARE THE DIFFERENCES BETWEEN A CABLE COMPANY AND HAMMER WIRELESS AIR?
CMTS
FIBER
Standard Cable Modems
CMTS
FIBER
Standard Cable Modems

DESCRIPTION OF NETWORK	CABLE COMPANY	HAMMER WIRELESS
Maximum bandwidth over DOCSIS 3.0 modem	Up To 300 Mbps	Up To 300 Mbps
Cost of Network Roll Out	$4,000 to $6,000 per Sub	Less Than $600 per Sub
Start to Finish 2,500 homes Deployed	18 months	3 months
Television Services Delivery	Set Top Box	Set Top Box
Television HD / 4K content / Telephone Service	YES	YES
DOCSIS 3.0 and 3.1 Compliant	YES	YES

Wireless.

Hammer Wireless AIR uses a proprietary distribution system designed from the ground up based on Multichannel Multipoint Distribution System (MMDS) architecture, which is currently making use of the LMDS spectrum.The system runs DOCSIS 3.0 (scalable to DOCSIS 3.1) and utilizes standard DVBx for video delivery. The system utilizes Frequency Division Duplexing (FDD) for upstream and downstream, requiring two frequency bands for operation with 200 MHz spacing between upstream and downstream edge frequency. Deployment uses a base station with sector antennas designed for 90-degree coverage, typically placed as high as possible (*i.e.* on a cell tower or atop a building) in a centralized location. Sectors can then be placed next to each other, alternating polarization from horizontal to vertical to avoid interference with neighboring antennas in order to achieve a greater arc of coverage, or even a 360-degree coverage area. The system requires line of sight to the premises where a transceiver is installed using a standard satellite dish. The transceiver is then connected to a cable modem or gateway via coaxial cable.

Unique Technology.

The Hammer Wireless Air patented technology is made up of two components – a base station radio for P2MP connections to Hammer Transceivers located at a customer's premises. Our technology includes the following features that makes it a truly unique distribution system and permits a wide range of uses.

- **EFFICIENT USE OF SPECTRUM**

  Can receive 2 separate incoming signals at the same time, which allows spectrum in different frequencies and channels to be processed in one transceiver.

- **WIDE RANGE OF FREQUENCIES**

  Can function across a wide range of frequencies between 6GHz and 39GHz.

- **CHANNEL BONDING CAPABILITY**

  Has the ability to bond individual, small non-contiguous channels into one contiguous 450MHz wide channel.





Above and right are actual images from a Hammer Wireless deployment in Atlantic City.

The Atlantic City Deployment.

Our wireless technology as has been deployed on Absecon Island, including Atlantic City, NJ. This deployment uses leased spectrum, 28Ghz for the downstream and 31 GHz for the upstream. With three towers, coverage is expected to reach roughly 90% of Absecon Island (about 35,000 homes passed).

The deployment has been successful, averaging two new installs daily, and customers are reporting 300+ Mpbs downstream and 100+ Mpbs upstream.

Frequency Allocations.

Hammer Wireless Air has been in R&D for use in the following spectrum combinations:

Downstream frequency range in GHz	Upstream frequency range in GHz
4.9 – 6.5	16.5 – 18.6
10.0 – 11.5	4.0 – 5.2
10.0 – 11.5	4.9 – 6.5
10.0 – 11.7	10.5 – 12.7
10.0 – 11.7	10.0 – 11.7
11.5 -12.7	4.9 – 6.5
11.5 – 12.7	4.9 – 6.5
11.7 – 12.7	10.0 – 10.8
11.5 – 12.7	4.9 – 6.5
12.6 – 13.5	4.9 – 6.5
12.7 – 14.8	10.0 – 11.0
24.0 – 25.0	26.0 – 27.0
16.0 – 24.0	26.0 – 28.0
26.0 – 29.0	30.0 – 32.0

HAMMER FIBER

311 Broadway Point Pleasant Beach, NJ 08742

www.hammerfiber.com
www.hammerwireless.com
www.hammerfiberopticinvestments.com
1(844)413-2600
(732)333-3808

Hammer Fiber Optic Investments, Ltd.
September 5, 2017

COMPANY OVERVIEW

- Wholly-owned subsidiary of Hammer Fiber Optics Holdings Corporation, a publicly traded company
  - Board members include Donald (Don) MacNeil, former COO of XO Communications
  - Key executives have extensive experience in engineering and construction of fiber networks for major providers, such as Verizon FiOS, Google Fiber and others
- Residential and commercial services provider
  - Residential triple-play service provider
  - Business solutions - fiber transit solutions, VoIP platforms, Ethernet connectivity and managed services
- Flexible business model – can serve urban, suburban, as well as underserved rural, areas
  - Dual delivery methods
    - Fiber-to-the-premise (*e.g.*, urban environments)
    - Fiber backbone with wireless last mile solution where fiber-to-the-premise is not economically feasible (*e.g.*, underserved rural areas)
  - Uses off-the-shelf customer premises equipment (FTTP and hybrid fiber/wireless solution)
    - Internet- Standard DOCSIS 3.0 (scalable to DOCSIS 3.1) modems
    - VoIP – uses existing phones through direct connection with included ATA
    - Video – can be viewed on a variety of WiFi-capable devices or via set-top boxes within the home

HAMMER'S WIRELESS BROADBAND SYSTEM

- Hybrid fiber/wireless architecture
  - Fiber optic backbone
    - New Jersey - 400 miles connecting New York and Philadelphia with data centers throughout New Jersey

- Proprietary wireless last mile solution based on MMDS architecture
  - Offers downstream speeds of 300 Mbps or greater with no network congestion during peak usage times
  - Uses Frequency Division Duplexing (FDD) for upstream and downstream, requiring 2 frequency bands for operation with 200 MHz spacing between upstream and downstream edge frequency
  - Uses base station with sector antennas designed for 90° coverage, typically placed as high as possible in a centralized location. Sectors can be placed next to each other alternating polarization from horizontal to vertical to achieve greatest arc of coverage, even 360° coverage, while avoiding interference with neighboring antennas.

HAMMER FIBER AIR

- Proprietary technology – bi-directional transceiver installed at the customer's premise communicates with a fixed base station, capable of bonding small non-contiguous channels across various spectrum allocations.
- Hammer considers its system as a pre-5G architecture and is working towards 5G standards, including LTE compatible service over 500 MHz-wide broadband channels to fixed LTE subscriber modems and LTE small cells utilizing mmWave or Ka/Ku band spectrum. This LTE component is already functional in internal laboratory testing.
- Can function across a wide range of frequencies between 6 GHz and 39 GHz
  - LMDS spectrum (28 and 31 GHz)
    - Identified LMDS spectrum as viable for use with Hammer Fiber AIR before 2016 FCC Spectrum Frontiers Order approving LMDS spectrum for 5G technology
    - Spectrum Manager Leasing Arrangement with Straight Path since late 2015
      - Hammer has invested substantial private capital in reliance on continued availability of LMDS spectrum
      - Current sectors are located in BTA 25 (Atlantic City, NJ), but given Straight Path's large holdings of LMDS spectrum, Hammer had a master agreement that allowed, and Hammer planned, to add other areas
  - 12 GHz
    - Recently partnered with Go Long Wireless, a Sarasota, Florida company that holds 12 GHz MVDDS spectrum in 49 markets
      - Hammer plans to introduce triple-play services targeted in largely underserved rural areas
      - Awaiting FCC approval of adding MVDDS spectrum to 5G spectrum band